Exhibit 21

Subsidiaries of the Registrant

3CI Complete Compliance Corporation, a Delaware corporation

American Medical Disposal, Inc., an Oklahoma corporation

BFI Medical Waste, Inc., a Delaware corporation

BFI Medical Waste, Inc., a Puerto Rico corporation

Biowaste Management Corp., a New York corporation

Bridgeview, Inc., a Pennsylvania corporation

Enviromed, Inc., a South Carolina corporation

Environmental Health Systems, Inc., a Nebraska corporation

Ionization Research Co., Inc., a California corporation

Medam S.A. de C.V, a Mexican corporation

Med-Tech Environmental, Inc., a Delaware corporation

Med-Tech Environmental (MA), Inc., a Delaware corporation

Micro-Med Industries, Inc., a Florida corporation

Micro-Med of Georgia, Inc., a Georgia corporation

Micro-Med of North Carolina, Inc., a North Carolina corporation

Micro-Med of Tennessee, Inc., a Tennessee corporation

Pyroval Inc., a Quebec (Canada) corporation

Scherer Laboratories, Inc., a Texas corporation

Stericycle, Inc., a Canadian federal corporation

Stericycle of Washington, Inc., a Washington corporation

Stroud Properties, Inc., a Delaware corporation

Waste Systems, Inc., a Delaware corporation